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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM 15

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15 (d) OF THE SECURITIES EXCHANGE ACT OF 1934.

                                                Commission File Number: 1-05111
                                                                        -------
                            THE J. M. SMUCKER COMPANY
             (Exact name of registrant as specified in its charter)

                                 STRAWBERRY LANE
                              ORRVILLE, OHIO 44667
                                 (330) 682-3000
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                    CLASS A COMMON SHARES, WITHOUT PAR VALUE
                    CLASS B COMMON SHARES, WITHOUT PAR VALUE
            (Title of each class of securities covered by this Form)

                        COMMON SHARES, WITHOUT PAR VALUE
   (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

         Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

          Rule 12g-4 (a) (1) (i)   /X/       Rule 12h-3 (b) (1) (i)     /X/
          Rule 12g-4 (a) (1) (ii)  / /       Rule 12h-3 (b) (1) (ii)    / /
          Rule 12g-4 (a) (2) (i)   / /       Rule 12h-3 (b) (2) (i)     / /
          Rule 12g-4 (a) (2) (ii)  / /       Rule 12h-3 (b) (2) (ii)    / /
                                             Rule 15d-6                 / /

         Approximate number of holders of record as of the certification or notice date: NONE
             ----

         Pursuant to the requirements of the Securities Exchange Act of 1934, The J. M. Smucker Company has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


Date: August 28, 2000      By: /s/ Steven J. Ellcessor
                               -----------------------
                               Name: Steven J. Ellcessor
                               Title: Vice President -- Finance and
                                      Administration, Secretary/Treasurer,
                                      and General Counsel